EXHIBIT 99.1

FLOWSERVE CORPORATION
RETIREMENT SAVINGS PLAN
FINANCIAL STATEMENTS
AND SUPPLEMENTAL SCHEDULES
AS OF DECEMBER 31, 2019 AND 2018 AND
FOR THE YEAR ENDED DECEMBER 31, 2019

FLOWSERVE CORPORATION
RETIREMENT SAVINGS PLAN

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Participants and Administrator of the
Flowserve Corporation Retirement Savings Plan

Opinion on the Financial Statements

We have audited the accompanying statements of net assets available for benefits of the Flowserve Corporation Retirement Savings Plan (the “Plan”) as of December 31, 2019 and 2018, and the related statement of changes in net assets available for benefits for the year ended December 31, 2019, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2019 and 2018, and the changes in net assets available for benefits for the year ended December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on the Plan’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Plan in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Supplemental Information

The supplemental information in the accompanying schedules of Form 5500, Schedule H, Line 4a - Schedule of Delinquent Participant Contributions for the year ended December 31, 2019; and Form 5500, Schedule H, Line 4i - Schedule of Assets (Held at End of Year) as of December 31, 2019, have been subjected to audit procedures performed in conjunction with the audit of the Plan’s financial statements. The supplemental information is the responsibility of the Plan’s management. Our audit procedures included determining whether the supplemental information reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental information. In forming our opinion on the supplemental information, we evaluated whether the supplemental information, including its form and content, is presented in conformity with the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, the supplemental information is fairly stated, in all material respects, in relation to the financial statements as a whole.

/s/ Whitley Penn LLP

We have served as the Plan’s auditor since 2007.

Fort Worth, Texas
June 12, 2020

FLOWSERVE CORPORATION
RETIREMENT SAVINGS PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

	December 31,
	2019	2018
ASSETS
Investments:
Registered investment companies	$363,021,513	$321,688,099
Common and collective trusts	635,861,508	519,517,499
Company Stock Fund	—	28,981,430
Flowserve Corporation common stock	33,675,837	—
Total investments at fair value	1,032,558,858	870,187,028

Receivables:
Notes receivable from participants	20,147,467	20,624,712
Employer contributions	—	618,486
Participant contributions	—	1,347,925
Total receivables	20,147,467	22,591,123

Net assets available for benefits	$1,052,706,325	$892,778,151

The accompanying notes are an integral part of these financial statements.

FLOWSERVE CORPORATION
RETIREMENT SAVINGS PLAN

STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
FOR THE YEAR ENDED DECEMBER 31, 2019

Additions to net assets
Investment income:
Net appreciation in fair value of investments	$173,174,132
Dividend income	16,694,176
Interest income	1,917,681
Total investment income	191,785,989

Contributions:
Employer	18,090,307
Participant	48,186,228
Total contributions	66,276,535

Other:
Interest income on notes receivable from participants	1,124,943
Other additions	179,821
Total other	1,304,764
Total additions	259,367,288

Deductions from net assets
Benefits paid to participants	99,302,367
Other deductions	136,747
Total deductions	99,439,114
Increase in net assets available for benefits	159,928,174

Net assets available for benefits:
Beginning of year	892,778,151
End of year	$1,052,706,325

The accompanying notes are an integral part of these financial statements.

FLOWSERVE CORPORATION
RETIREMENT SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS

1.	DESCRIPTION OF THE PLAN

The following description of the Flowserve Corporation Retirement Savings Plan (the “Plan”) provides only general information. Participants should refer to the Plan document for a more complete description of the Plan's provisions.

General and eligibility

The Plan is a defined contribution plan. Full-time and part-time employees of Flowserve Corporation and its wholly-owned subsidiaries (collectively, the “Company”) who are located in the United States ("U.S.") are eligible to participate in the Plan upon commencement of their employment. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

Participant accounts

Each participant account is credited with the participant's contributions, the employer's contributions and an allocation of investment income from each fund that the participant is invested in as defined in the Plan document. The benefit to which a participant is entitled is the benefit that can be provided from the participant's vested account. Additionally, the Plan has certain expenses that are deducted from participant accounts.

Contributions

Participants contribute a percentage of their compensation on a pre-tax and/or after-tax basis, as defined in the Plan document. Unless eligible participants elect otherwise, they automatically contribute 3% of eligible compensation to the Plan, which will automatically increase by 1% each year until contributions reach 10% of eligible compensation. Additionally, the maximum contribution rate for participants is generally 50% of eligible compensation, of which up to $19,000 (the maximum annual salary deferral contribution limit as set forth by the Internal Revenue Code (the “Code”) for 2019) may be made pre-tax. All participants who were eligible to make elective deferrals under the Plan and who had attained age 50 before the close of the year were eligible to make additional catch-up contributions of up to $6,000 during 2019. Participant contributions are invested based on each participant's election.

The Company matches 75% of participant contributions up to 6% of eligible compensation, except for union employees represented by the:

•United Steelworkers of America at the Vernon, California facility;
•United Steelworkers of America, AFL-CIO-CLC, District 30 Local Number 3320 at the Dayton, Ohio facility;

Each of the above exception groups receives Company matching contributions of 50% of participant contributions up to 6% of eligible compensation.

Company matching contributions are made in cash and allocated among a participant's account in the same percentage in which the participant directs his or her contributions.

The Plan allows all participant and employer contributions and amounts allocated to participant accounts to be invested in accordance with participant investment directions.

FLOWSERVE CORPORATION
RETIREMENT SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Vesting

Participants are immediately vested in their contributions and associated earnings thereon. Participants become 20% vested in the Company's contributions and associated earnings after one year of service. Vesting increases by 20% for each additional year of service until a participant becomes fully vested after five years of service.

Forfeitures

Forfeitures are used to reduce the Company's contributions. During 2019, participants forfeited $771,120 of non-vested account balances. In 2019, employer contributions were reduced by $768,472 from previously forfeited balances, in accordance with the Plan document. Unutilized forfeitures at December 31, 2019 and 2018 were $35,390 and $32,742, respectively.

Payment of benefits

Terminated participants may be paid their vested balance in a lump sum or rollover as soon as administratively possible after their date of termination. Active participants who qualify for an in-service withdrawal may be paid their benefits in a single sum cash payment or rollover as soon as administratively possible after the approval of their withdrawal application.

Administration

The Plan is administered by the Pension and Investment Committee (the “Plan Administrator”), which is appointed by the Board of Directors of the Company.

Participant loans

Subject to certain limitations set forth in the Plan document, participants may borrow from their vested account balances using their account balance as collateral. Participants may borrow an aggregate maximum of the lesser of:

•$50,000, subject to certain adjustments as set forth in the Plan document, or
•One-half of the participant's vested account balance at the time the loan is made.

General-purpose loans have a maximum term of five years, while primary residence loans have a maximum term of 15 years. Loan repayments are generally made via bi-weekly payroll deductions. Loans bear interest at rates that become fixed at loan inception, based on prevailing interest rates at loan inception. Loans outstanding at December 31, 2019 and 2018 had interest rates ranging from 4.25% to 9.25%.

Plan termination

Although it has not expressed any intent to do so, the Company may terminate the Plan at any time in accordance with ERISA requirements. In the event of termination of the Plan, distribution would be made to participants in the amounts of their respective account balances. In the event of Plan termination, all components of a participant's balance become 100% vested.

FLOWSERVE CORPORATION
RETIREMENT SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of accounting

The accompanying financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the U.S. (“U.S. GAAP”).

Investment valuation and income recognition

The Plan's investments in shares of registered investment companies are stated at fair value based on quoted market prices. The Plan's investments in common and collective trusts are valued based on the net asset value ("NAV"), or equivalent, as a practical expedient for fair value. The NAV is based on the value of the underlying assets owned by the fund, minus its liabilities, and then divided by the number of shares outstanding. The Company Stock Fund is valued at its year-end unit closing price, comprised of year-end market price plus uninvested cash position. The Flowserve Corporation common stock are stated at fair value as quoted on a recognized securities exchange and are valued at the last reported sales price on the last business day of the year.

The Plan accounts for its investments in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 962, “Plan Accounting - Defined Contribution Pension Plans.” As required by ASC 962, the accompanying statements of net assets available for benefits present the fair value of the Plan's investments.

Purchases and sales of investments are recorded on a trade-date basis. Interest income is accrued when earned. Dividend income is recorded on the ex-dividend date.

The Plan's investments are exposed to various risks, such as interest rate, market and credit risks. Due to the level of risk associated with the Plan's investments, it is at least reasonably possible that changes in the values of such investments could occur in the near term and that such changes could materially affect participant account balances and the amounts reported in the accompanying financial statements.

Determination of unrealized appreciation (depreciation)

The Plan presents in the statement of changes in net assets available for benefits the net appreciation (depreciation) in the fair value of its investments, which consists of realized gains or losses on investments sold during the year and the unrealized appreciation (depreciation) on those investments held at the end of the year.

Contributions

Contributions from the Company and participants are accrued as they become obligations of the Company, as determined by the Plan’s administrator, and in the period in which they are deducted, in accordance with salary deferral agreements.

Notes receivable from participants

Participant loans are valued at the unpaid principal balance plus any accrued but unpaid interest. Interest income is recorded when earned.

FLOWSERVE CORPORATION
RETIREMENT SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect certain reported amounts of net assets available for benefits and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of changes in net assets available for benefits during the reporting period. Actual results may differ from these estimates.

Benefits

Benefits are recorded when paid.

Accounting developments
Pronouncements Implemented

None

Pronouncements Not Yet Implemented

In August 2018, the FASB issued Accounting Standards Update ("ASU") No. 2018-13, "Fair Value Measurement (Topic 820): Disclosure Framework, Changes to the Disclosure Requirements for Fair Value Measurement." The amendments of the ASU modify the disclosure requirements for fair value measurements by removing, modifying or adding certain disclosure information requirements for assets and liabilities measured at fair value in the statement of financial position or disclosed in the notes to financial statements. The ASU is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019, with early adoption permitted for the removed disclosures and delayed adoption until fiscal year 2020 permitted for the new disclosures. The removed and modified disclosures should be adopted on a retrospective basis and the new disclosures should be adopted on a prospective basis. The provisions of ASU No. 2018-13 are not expected to have a material impact on the Plan’s reported net assets or changes in net assets.

3.	COMMON AND COLLECTIVE TRUST FUNDS

The Plan's investments in common and collective trusts include the T. Rowe Price Retirement Dated Trusts Series ("Dated Trusts"), Wellington CIF Small Cap Opp. Portfolio ("Wellington Trust") and T. Rowe Price Stable Value Common Trust Fund ("Value Trust"), which hold fully benefit-responsive investment contracts. The Plan uses NAV (or equivalent) as a practical expedient to determine the fair value of the common and collective trust funds.

The objective of the Dated Trusts is to provide the highest total return over time through both capital growth and income consistent with an emphasis on capital growth based on the participant's anticipated retirement age. The NAV for the Dated Trusts is based on the fair value of the underlying investments held by the fund less their liabilities. The beneficial interest of each participant is represented by units. Redemption for the Dated Trusts is permitted daily with no other restrictions and there are no unfunded commitments.

The objective of the Wellington Trust is to provide long-term total return in excess of Russell 2000 index. The NAV for the Wellington Trust is based on the fair value of the underlying investments held by the fund less their liabilities. The beneficial interest of each participant is represented by units. Redemption for the Wellington Trust is permitted daily and there are no notice periods or unfunded commitments.

The objective of the Value Trust is to maximize current income and maintain principal stability by investing primarily in a diversified portfolio of guaranteed investment contracts, bank investment contracts and separate account

FLOWSERVE CORPORATION
RETIREMENT SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

contracts. The beneficial interest of each participant is represented by units. Units are issued and redeemed daily at the Value Trust’s constant NAV of $1 per unit. Distribution to the Value Trust unit holders is declared daily from the net investment income and automatically reinvested in the fund on a monthly basis, when paid. It is the policy of the fund to use its best efforts to maintain a stable value of $1 per unit and there are no unfunded commitments.

Under the terms of the fund’s declaration of trust for both the Dated Trusts and the Value Trust, the Plan would be required to provide an advance written notice prior to redeeming the trust units of 90-days and 12 to 30 months, respectively. The notice period for both the Dated Trusts and the Value Trust funds may be shortened or waived by the trustee's discretion.

4.	RELATED PARTIES AND PARTY-IN-INTEREST TRANSACTIONS

Party-in-interest transactions include those with fiduciaries or employees of the Plan, any person who provides services to the Plan, an employer whose employees are covered by the Plan, an employee organization whose members are covered by the Plan, a person who owns 50% or more of such an employer or employee organization, or relatives of such aforementioned persons.

Certain investments are shares of funds managed by affiliates of T. Rowe Price Trust Company which is the trustee as defined by the Plan and, therefore, transactions with these registered investment companies and common and collective trusts qualify as party-in-interest transactions, which are exempt from the prohibited transaction rules.

Additionally, the Plan holds investments in the Company's common stock and notes receivable from participants. Transactions in the Company's common stock qualify as both party-in-interest and related-party transactions, and transactions in the Plan's notes receivable from participants qualify as party-in-interest transactions. Transactions in both the Company's common stock and the Plan's notes receivable from participants are exempt from the prohibited transaction rules. The Plan paid certain expenses related to plan operations and investment activities to various service providers. These transactions are also party-in-interest transactions under ERISA.

5.	INCOME TAX STATUS

The Plan has received a determination letter from the Internal Revenue Service dated December 22, 2016, stating that the Plan, as then designed and operated, qualified under Section 401(a) of the Code and, therefore, the related trust is exempt from taxation. The Plan has been amended since receiving the determination letter.

The Plan Administrator believes the Plan has been operated in compliance with the applicable requirements of the Code throughout 2019 and 2018; therefore, the Plan and the related trust are exempt from taxation. The Plan is subject to routine audits by taxing jurisdictions; however, there are currently no audits for any tax periods in progress.  The Plan Administrator believes it is no longer subject to income tax examination for years prior to 2016.

FLOWSERVE CORPORATION
RETIREMENT SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

6.	FAIR VALUE OF INVESTMENTS

The Plan's investments, shown below, are presented at fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Where available, fair value is based on observable market prices or parameters or derived from such prices or parameters. Where observable prices or inputs are not available, valuation models may be applied. For further discussions on how the fair values of the Plan's investments are calculated, see Note 3 to the financial statements included in this report.

Investments are recorded at fair value in the statements of net assets available for benefits and categorized based upon the level of judgment associated with the lowest level of significant inputs used to measure their fair values. Hierarchical levels, as defined by ASC 820, “Fair Value Measurements,” are directly related to the amount of subjectivity associated with the inputs to fair valuation of these assets, and are as follows:

Level I - Inputs are unadjusted, quoted prices in active markets for identical assets at the measurement date.

Level II - Inputs (other than quoted prices included in Level I) are either directly or indirectly observable for the asset through correlation with market data at the measurement date and for the duration of the instrument's anticipated life.

Level III - Inputs reflect the best estimate of what market participants would use in pricing the asset at the measurement date. Consideration is given to the risk inherent in the valuation technique and the risk inherent in the inputs to the model. As of December 31, 2019 and 2018 the Plan held no investments in Level III assets.

In October 2019, investment units held in the Company Stock Fund ("Fund") were converted to shares of Flowserve Corporation common stock ("Common Stock"). The Common Stock is publicly-traded and is correlated to active market data and therefore shares were classified within Level I as of December 31, 2019. Investment units in the Fund consisted primarily of Flowserve Corporation common stock. The value of the Fund correlated to market data of the Common Stock and therefore was classified within Level II as of December 31, 2018.

The fair values of the Plan's investments were:

	December 31, 2019
	Level I	Level II	Total
Registered investment companies	$363,021,513	$—	$363,021,513
Common and collective trusts(a)(b)	—	—	635,861,508
Flowserve Corporation common stock	33,675,837	—	33,675,837
Total investments	$396,697,350	$—	$1,032,558,858

	December 31, 2018
	Level I	Level II	Total
Registered investment companies	$321,688,099	$—	$321,688,099
Common and collective trusts(a)(b)	—	—	519,517,499
Company Stock Fund	—	28,981,430	28,981,430
Total investments	$321,688,099	$28,981,430	$870,187,028

(a)	The fair values of the investments have been estimated using the NAV (or an equivalent) expedient.

(b)	Common and collective trusts, further outlined in Note 3.

FLOWSERVE CORPORATION
RETIREMENT SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

7.	FORM 5500 RECONCILIATION

The following is a reconciliation of net assets available for benefits per the accompanying financial statements to the Form 5500 at December 31, 2019 and 2018:

	December 31,
	2019	2018
Net assets available for benefits per the financial statements	$1,052,706,325	$892,778,151
Amounts deemed distributions of participant loans as reflected in the Form 5500 for the current year	(5,172)	(138,280)
Amounts deemed distributions of participant loans as reflected in the Form 5500 from prior years	(260,812)	(204,258)
Net assets available for benefits per Form 5500	$1,052,440,341	$892,435,613
The following is a reconciliation of the total increase in net assets available for benefits per the accompanying financial statement for the year ended December 31, 2019 to net income per Form 5500:

Increase in net assets available for benefits per the financial statements	$159,928,174
Amounts deemed distributions of participant loans as reflected in the Form 5500 for the current year	133,108
Distributions from prior year amounts deemed distributed	(56,554)
Total net income per Form 5500	$160,004,728
The reconciling items noted above are due to the difference in the method of accounting used in preparing the Form 5500 as compared with the Plan's financial statements. Government reporting rules were used in preparing the Form 5500, whereas the Plan's financial statements have been prepared on the accrual basis of accounting as required by U.S. GAAP. The Code requires participant loans that are in default to be recorded as deemed distributions on the Form 5500, although the Plan still holds the participant loans as note receivables.

SUPPLEMENTAL SCHEDULES

FLOWSERVE CORPORATION
RETIREMENT SAVINGS PLAN
I.R.S. Employer Identification Number: 31-0267900
Plan No. 008

FORM 5500, SCHEDULE H, LINE 4a — SCHEDULE OF DELINQUENT PARTICIPANT CONTRIBUTIONS FOR THE YEAR ENDED DECEMBER 31, 2019

Participant Contributions Transferred Late to Plan		Total that Constitute Nonexempt Prohibited Transactions			Total Fully Corrected Under VFCP and PTE 2002-51
Check here if Late Participant Loan Payments are included ☐		Contributions Not Corrected	Contributions Corrected Outside VFCP	Contributions Pending Correction in VFCP
$987	*	$—	$987	$—	$—
_______________________________________
*Amount represents 2018 employee contributions and loan repayments which were not fully corrected until 2019.

FLOWSERVE CORPORATION
RETIREMENT SAVINGS PLAN
I.R.S. Employer Identification Number: 31-0267900
Plan No. 008

FORM 5500, SCHEDULE H, LINE 4i — SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2019

		(c)
		Description of Investment
	(b)	Including Maturity Date,		(e)
	Identity of Issue, Borrower,	Rate of Interest, Collateral,	(d)	Current
(a)	Lessor or Similar Party	Par, or Maturity Value	Cost	Value
	American Funds EuroPacific Growth Fund	Registered investment company	**	$20,865,597
	Pimco Total Return Institutional	Registered investment company	**	8,439,622
*	T. Rowe Price Mid-Cap Growth Fund	Registered investment company	**	70,417,447
	Vanguard Extended Market Index Fund	Registered investment company	**	4,561,093
	Vanguard Institutional Index Fund	Registered investment company	**	80,203,946
	Vanguard Total Bond Market Index Fund	Registered investment company	**	23,417,374
	Vanguard Total International Stock Index Fund	Registered investment company	**	2,810,504
	Vanguard PRIMECAP Fund	Registered investment company	**	52,746,901
	Vanguard Wellington Fund	Registered investment company	**	78,293,700
	Vanguard Windsor II Fund	Registered investment company	**	21,198,154
*	T. Rowe Price Government Money Fund	Registered investment company	**	67,175
	Wellington CIF Small Cap Opp. Portfolio	Common and collective trust	**	27,545,704
*	T. Rowe Price Stable Value Common Trust Fund	Common and collective trust	**	84,658,948
*	T. Rowe Price Retirement 2005 Trust	Common and collective trust	**	3,512,547
*	T. Rowe Price Retirement 2010 Trust	Common and collective trust	**	8,987,662
*	T. Rowe Price Retirement 2015 Trust	Common and collective trust	**	22,730,515
*	T. Rowe Price Retirement 2020 Trust	Common and collective trust	**	72,503,198
*	T. Rowe Price Retirement 2025 Trust	Common and collective trust	**	103,035,296
*	T. Rowe Price Retirement 2030 Trust	Common and collective trust	**	85,889,031
*	T. Rowe Price Retirement 2035 Trust	Common and collective trust	**	78,232,042
*	T. Rowe Price Retirement 2040 Trust	Common and collective trust	**	48,110,921
*	T. Rowe Price Retirement 2045 Trust	Common and collective trust	**	40,395,734
*	T. Rowe Price Retirement 2050 Trust	Common and collective trust	**	34,491,864
*	T. Rowe Price Retirement 2055 Trust	Common and collective trust	**	16,896,400
*	T. Rowe Price Retirement 2060 Trust	Common and collective trust	**	2,472,959
*	T. Rowe Price Retirement Income Trust	Common and collective trust	**	6,398,687
*	Flowserve Corporation common stock	Common stock, 676,629 shares	**	33,675,837
*	Participant loans	4.25% - 9.25% due through 2034	-0-	19,881,483
Total assets held for investment purposes				$1,052,440,341

	* Denotes a party-in-interest to the Plan as defined by ERISA.
	** Cost omitted for participant-directed investments.